Exhibit 8.1

LIST OF SUBSIDIARIES

OF

SKK HOLDINGS LIMITED

Name	Jurisdiction

SKK Group Limited	British Virgin Islands
SKK Works Pte Ltd	Singapore
SKK Works M&E Pte Ltd	Singapore